Exhibit 99.1

NEWS RELEASE
For Release: Wednesday, October 20, 2010, 3:05 pm Central Time	Contact:	Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES RECORD THIRD QUARTER RESULTS;

NET REVENUE INCREASES 15% TO $19.9 MILLION

MINNEAPOLIS, Minnesota — Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the third quarter ended September 30, 2010.  Highlights of the third quarter include:

•	Achieved record net revenue of $19.9 million, an increase of 15% from the third quarter of 2009.
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Highlighted the clinical success of the GuideLiner® catheter at the Transcatheter Cardiovascular Therapeutics (TCT) meeting in Washington D.C. in September, with GuideLiner catheter sales increasing by 37% sequentially from the second quarter of 2010.

•	Achieved net income of $1,464,000, or $0.09 per diluted share.
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Issued guidance for 14% to 16% revenue growth to between $20.8 million and $21.2 million in the fourth quarter of 2010 and net income of between $0.94 and $1.00 per share (including $14.3 to $15.0 million, or $0.83 to $0.87 per share, of income tax benefit as the result of the Company’s potential recognition of its remaining net operating loss carryforwards as a deferred asset in the fourth quarter).

Commenting on the results, Vascular Solutions’ Chief Executive Officer Howard Root said:  “Contrary to what many companies in our sector are reporting, we are pleased to report 15% revenue growth in the third quarter to a new record quarterly level, resulting from substantial new product launches and continued sales expansion of our existing products.  Of special note, our GuideLiner catheter has generated unprecedented interest in a Vascular Solutions’ product since its U.S. launch less than a year ago, and that interest is translating into broader sales opportunities and increased visibility at major medical meetings.  With a full pipeline of internally-developed new products in development, along with acquisition and product distribution candidates in evaluation, we are very optimistic about our ability to continue with our consistent sales growth and success.”

Gross margin across all product lines was 64.7% in the third quarter of 2010, down from 66.0% in the third quarter of 2009.  “Of the reduction in the gross margin, 120 basis points was due to the temporary purchase of finished SmartNeedle product from the former manufacturer during the transition to the sale of internally manufactured products, a process we expect to complete in the fourth quarter,” commented James Hennen, Vascular Solutions’ Chief Financial Officer. “An additional 10 basis points was due to a higher than expected selling mix in international markets, which caused a reduction in gross margin due to distributor pricing.”

Third quarter net income was $1,464,000, or $0.09 per share, compared to net income of $1,431,000 or $0.09 per share in the third quarter of 2009.  Mr. Root commented:  “Due to unusual scheduling, this year both our worldwide sales meeting and our largest medical meeting occurred in the third quarter, resulting in an additional $130,000 in sales and marketing expenses compared to the previous year.  In addition, R&D expenses were higher than expected in the third quarter due to approximately $250,000 in re-testing of in-development mechanical devices, $110,000 in an unplanned R&D management transition, and $100,000 in early development of unbudgeted new products.  G&A expenses included approximately $120,000 in litigation expenses related to the re-exam request on the AngioDynamics patents and the transfer of the litigation from a court in Delaware to Minnesota, both of which have been completed.  Looking forward, we expect each of our R&D, Sales & Marketing and G&A areas to reflect a decrease in fourth quarter expenses from the third quarter, and to reach our targeted spending levels as a percentage of sales in 2011.”  Net income for the third quarter of 2010 included $568,000 of non-cash stock-based compensation ($352,000 after-tax, or $0.02 per share), $89,000 of non-cash amortization ($55,000 after-tax) and $714,000 of non-cash income tax expense ($0.04 per share) based on a 38% tax rate.

Third Quarter Net Revenue by Product Line

Net sales of catheter products were $10.8 million in the third quarter, an increase of 42% over the third quarter of 2009.  “Sales of our GuideLiner catheter increased 37% sequentially from the second quarter, and are now trending at over $5 million in annualized worldwide sales.  The physician response to the GuideLiner continues to be extremely favorable, and based on the responses we’ve received and the expanded market potential we observe, we project the current rate of sales growth of the GuideLiner to continue throughout 2011.  In addition, sales of our Pronto LP catheter continue to increase, with a 56% increase in the third quarter of 2010 from the third quarter of 2009.  Adding to this sales growth in our organic products, in the third quarter we benefited from $790,000 in sales of the SmartNeedle products that we acquired in April 2010,”   Mr. Root stated.

Net sales of hemostat products (primarily consisting of the D-Stat® Dry, D-Stat Flowable and D-Stat Radial products) were $6.1 million in the third quarter, a decrease of 5% from the third quarter of 2009.  “During the third quarter one of our primary competitors in the patch market was subjected to an injunction preventing their sales in the U.S. as the result of a patent infringement verdict initiated by another competitor, but that injunction was quickly subjected to an administrative stay while the case is presented to the Federal Circuit.  We expect that administrative stay to be subject to a substantive decision by the Federal Circuit very soon, which, if the injunction or judgment is allowed to stand, would open up approximately 15% of the patch market to our sales force,” commented Mr. Root.

Net sales of vein products (primarily consisting of the Vari-Lase® laser console and kits) were $2.8 million in the third quarter, a decrease of 1% from the third quarter of 2009.  “Sales of our disposable kits continued to be well maintained by our sales force, as evidenced by a 10% increase in disposable revenue compared to the third quarter of 2009.  Sales of our Vari-Lase console were soft in the third quarter, as we expected would occur in the summer months and given the current state of the vein market.  With the trial now commenced in California against two of our laser vein competitors on patent issues, an issue that we settled back in 2008, we believe the fourth quarter will present a changing competitive position that should favor growth in sales of our Vari-Lase products, irrespective of the verdict,” commented Mr. Root.

Financial Guidance

Based on the results for the third quarter, the Company issued guidance for the fourth quarter of 2010 as follows:

•	Net revenue in the range of $20.8 million to $21.2 million, an increase of 14% to 16% over the fourth quarter of 2009, with catheter products continuing to lead the increase in sales.
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Gross margin in the range of 65% to 66% of net revenue, as the Company completes the transition to selling lower cost internally manufactured SmartNeedle products during the fourth quarter and continues to increase sales of its higher margin GuideLiner catheter.

•

Net income per share in the range of $0.94 to $1.00, including between $0.83 and $0.87 per share of income tax benefit as the result of the Company’s potential recognition of its remaining net operating loss carryforwards as a deferred asset in the fourth quarter, and $0.01 per share of transaction and amortization expense due to the acquisition of the Micro Elite and Expro Elite snare assets from Radius Medical in October 2010.

Due to the acquisition of new products, litigation expense and benefits, and non-cash income tax charges and benefits, the Company will begin reporting a non-GAAP adjusted net income (eliminating the effect of amortization, litigation and non-cash income tax expense) and adjusted net income per fully diluted share.  For the fourth quarter, the Company expects non-GAAP adjusted net income of between $0.20 and $0.22 per fully diluted share.

 “Looking into 2011, we believe that we will continue to grow sales between 14% and 16% over 2010’s levels, with net income accelerating by an even higher percentage.  We will provide more specific guidance on 2011 expectations when we report our fourth quarter results,” concluded Mr. Root.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vascularsolutions.com.  An audio replay of the call will be available until Wednesday, October 27, 2010 by dialing 1-888-203-1112 and entering conference ID# 7064447.  A recording of the call will also be archived on the Company’s web site, www.vascularsolutions.com until Wednesday, October 27, 2010.  During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenue:
Product revenue	$19,626	$16,817	$56,755	$49,014
License and collaboration revenue	235	411	812	1,191
Total revenue	19,861	17,228	57,567	50,205

Product costs and operating expenses:
Cost of goods sold	6,932	5,718	19,389	16,698
Collaboration expenses	23	199	175	554
Research and development	2,464	1,988	7,194	5,707
Clinical and regulatory	966	713	2,561	2,092
Sales and marketing	5,927	5,280	17,441	15,840
General and administrative	1,327	1,152	4,039	3,375
Litigation	—	—	(3,529)	—
Amortization	89	—	148	—
Operating income	2,133	2,178	10,149	5,939

Interest expense	(5)	(9)	(15)	(30)
Interest income	9	5	30	43
Foreign exchange gain/(loss)	41	3	(17)	(3)
Income before tax	2,178	2,177	10,147	5,949

Income tax expense	(714)	(746)	(3,741)	(2,194)
Net income	$1,464	$1,431	$6,406	$3,755

Net income per share - basic	$0.09	$0.09	$0.39	$0.24
Weighted average shares used in calculating - basic	16,489	16,055	16,418	15,955
Net income per share - diluted	$0.09	$0.09	$0.38	$0.23
Weighted average shares used in calculating - diluted	$17,103	$16,526	$16,897	$16,390

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	September 30, 2010	December 31, 2009

	(unaudited)	(note)

ASSETS

Current assets:
Cash and cash equivalents	$19,219	$17,794
Accounts receivable, net	9,951	9,143
Inventories	13,055	8,977
Prepaid expenses	1,534	1,520
Current portion of deferred tax assets	4,500	4,500
Total current assets	48,259	41,934
Property and equipment, net	5,084	3,793
Intangible assets, net	5,045	193
Deferred tax assets, net of current portion and liabilities	2,477	5,835
Total assets	$60,865	$51,755

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$8,792	$6,789

Long-term deferred revenue, net of current portion	3,930	4,567

Shareholders’ equity:
Total shareholders’ equity	48,143	40,399
Total liabilities and shareholders’ equity	$60,865	$51,755

Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED NET INCOME

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net income	$1,464	$1,431	$6,406	$3,755

Amortization of intangibles	89	—	148	—
Litigation expense/(income)	121	152	(3,131)	202
Income tax expense	714	746	3,741	2,194
Adjusted Non-GAAP net income	$2,388	$2,329	$7,164	$6,151

Adjusted Non-GAAP net income per diluted share	$0.14	$0.14	$0.42	$0.38

Use of Non-GAAP Measures

Vascular Solutions provides adjusted net income and adjusted net income per share because management believes that in order to properly understand Vascular Solutions’ short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as acquisition-related charges, litigation expenses and benefits, and non-cash income tax expenses and benefits).  These adjustments result from facts and circumstances that vary in frequency and impact on Vascular Solutions’ results of operations.   Vascular Solutions’ management uses adjusted net income and adjusted net income per share when evaluating the operating performance of the Company, as well as to compare results of current periods to prior periods.  Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.  Non-GAAP financial measures used by Vascular Solutions may not be the same as similarly titled measures used by other companies.

The following is an explanation of each of the items that management excluded from one or more of the non-GAAP financial measures used in this release:

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Amortization of intangibles.  On April 30, 2010 the Company acquired the assets related to the SmartNeedle and pdAccess products from Escalon Vascular Access, Inc. for an acquisition price of $5.75 million.  As part of the asset purchase, the Company allocated $3.25 million to purchased technology and other intangibles that are being amortized over a period of 9 – 10 years.  Vascular Solutions excludes amortization expenses from its Non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement and is not used by Vascular Solutions’ management to assess performance of the Company’s business operations.  Investors may find it useful to consider the impact of excluding amortization expenses in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.

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Litigation expense / (income).  On January 22, 2010 the Company received $3.529 million as payment of the monetary judgment in a product defamation lawsuit brought by Vascular Solutions against Marine Polymer Technologies, Inc.  Vascular Solutions’ management eliminates the impact of this payment and other litigation expenses when evaluating the operating performance of the Company due to their non-operational nature, and investors may find it useful to consider the impact of excluding these payments and expenses in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.

•

Non-cash income tax expense.  Through the third quarter of 2008, the Company maintained a full valuation on its deferred tax assets.  As of December 31, 2008, the Company determined that it is more likely than not that the Company would be able to realize a portion of the deferred tax assets in the future, and as a result recorded a $13.2 million income tax benefit for the year ended December 31, 2008.  Thereafter, the Company began to record recurring income tax expense at estimated rates in each reporting period.  The Company continues to assess the potential realization of its deferred tax assets on an annual basis, or an interim basis if circumstances warrant.  Vascular Solutions excludes income tax expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement and is not used by Vascular Solutions’ management to assess performance of the Company’s business operations.  Investors may find it useful to consider the impact of excluding income tax expense in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of over 50 products in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products to interventional cardiologists, interventional radiologists and vascular surgeons through its direct U.S. sales force and international distributor network.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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